United States
Securities and Exchange Commission
Washington, DC 20549

SCHEDULE 14A INFORMATION

Consent Revocation Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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☐ Preliminary Consent Revocation Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d) (2))
☐ Definitive Consent Revocation Statement
☑ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

PRESIDENTIAL LIFE CORPORATION
(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Presidential Life Announces Support of Leading Proxy Advisory
Service; Urges Stockholders to Reject Mr. Kurz’s Proposals

Warns stockholders of the numerous and significant risks that Mr. Kurz’s consent solicitation campaign poses to the Company

Nyack, N.Y. (December 22, 2009) — Presidential Life Corporation (“Presidential Life” or “the Company”) (Nasdaq: PLFE), a leading life insurance company, today announced that Glass Lewis & Co., a leading proxy advisory service, recommends that stockholders execute the GOLD Consent Revocation Card, rejecting the proposals put forward by former Chairman and CEO, Herbert Kurz.  In its recommendation, Glass Lewis concluded that “the new management team, including a new CEO, a new CFO and five new board members since April 2008, should be given adequate time to implement the strategic plan unanimously approved by the board, including Mr. Kurz, in November 2008.”  Presidential Life also announced that it had mailed a letter to stockholders from William M. Trust, Jr., Presidential Life’s Lead Independent Director, a copy of which follows this press release.

William M. Trust, Jr., Lead Independent Director of the Company, commented: “We are gratified by Glass Lewis’s recommendation supporting the board and our new management team.  Mr. Kurz’s attempt to overturn the Company’s carefully considered succession plan so he can return as CEO at the age of 89, is a clear case of somebody who doesn’t know when to let go of the reins.  Specifically, he has no business plan; we believe his motives are purely self-serving; his nominees are hand-picked and not independent; and the recently uncovered tax irregularities at his personal Foundation and abuse of Company benefits for family and friends further demonstrate his inability to adhere to the highest standards of integrity and fiduciary duties that are expected of a director of a public company in a regulated industry.  The Board strongly believes that at close to 90 years of age, Mr. Kurz is no longer suitable for a hands-on management position and that Mr. Kurz should respect the succession plan that he, along with the full Board, approved and that came into effect in May of this year.”

The Independent Committee believes that Mr. Kurz’s actions are not in the best interests of all Company stockholders.  Accordingly, the Independent Committee urges stockholders to reject Mr. Kurz’s proposals and to sign, date and return the GOLD Consent Revocation Card.  Please do not sign and return any White consent card sent to you by Mr. Kurz.

About Presidential Life
Presidential Life Corporation, through its wholly owned subsidiary Presidential Life Insurance Company, is a leading provider of fixed deferred and immediate annuities and life insurance products to financial service professionals and their clients. Headquartered in Nyack, New York, the Corporation was founded in 1969 and, through the Insurance Company, markets its product in 49 states and the District of Columbia. For more information, visit our website www.presidentiallife.com.

Contacts

Brunswick Group
Stan Neve / Greg Faje
212-333-3810

Or

Presidential Life
Donald Barnes
Chief Executive Officer
Presidential Life Corporation
(845) 358-2300 ext. 250

A copy of the letter to stockholders from William M. Trust, Jr., Presidential Life’s Lead Independent Director, follows:

December 22, 2009

Dear Fellow Stockholder:

LEADING PROXY ADVISORY FIRM RECOMMENDS STOCKHOLDERS USE THE GOLD
CONSENT REVOCATION CARD TO REJECT MR. KURZ’S PROPOSALS

As we have previously advised you, Herbert Kurz is attempting to remove, without cause, the highly experienced, independent Board of Directors of Presidential Life Corporation, leaving in office only himself along with his hand-picked slate of nominees — all so that he can reinsert himself as CEO at the age of 89.

We are pleased to report that one of the nation’s leading proxy advisory firms, Glass Lewis & Co., recommends that stockholders execute the GOLD Consent Revocation Card, rejecting the proposals put forward by Mr. Kurz.  In its recommendation, Glass Lewis concluded that “the new management team, including a new CEO, a new CFO and five new board members since April 2008, should be given adequate time to implement the strategic plan unanimously approved by the board, including Mr. Kurz, in November 2008.”

The Independent Committee1  of the Board believes that Mr. Kurz’s efforts are not in the best interests of Presidential Life or its stockholders and wants to ensure that all stockholders are aware of the numerous and significant risks raised by, and the facts surrounding, Mr. Kurz’s consent solicitation campaign.

It is the Independent Committee’s strong belief that Mr. Kurz’s return would cause irreparable harm and seriously disrupt the significant progress the Company has made since Mr. Kurz relinquished his position as CEO in May of this year in accordance with the succession plan unanimously approved by the Board.  Mr. Kurz’s 89 years of age no longer afford him the physical or mental stamina needed to dedicate the time necessary to manage and grow the Company’s business, particularly given the added demands following the calamitous events that affected the insurance sector over the past 18 months.  The specter of Mr. Kurz potentially returning to a leadership position and undoing the progress and momentum achieved to date has already led A.M. Best to place the Company’s rating under review with negative implications.  A.M. Best cited “the potential for a change in the Board composition” in its ratings review action despite “capital ratios remain[ing] within A.M. Best’s expectations for the current rating.”

Don’t let Mr. Kurz’s ill-advised campaign derail your Company’s progress or endanger its ratings.  We urge you to promptly sign, date and return the enclosed GOLD Consent Revocation Card today.  Please do not return any White consent card you may receive from Mr. Kurz.

INDEPENDENT INVESTIGATION UNCOVERS PATTERN OF SELF-DEALING THAT
DEMOSTRATES MR. KURZ’S UNTRUSTWORTHINESS AND UNSUITABILITY

As you may be aware, the Independent Committee recently became aware of a troubling pattern of apparent self-dealing by Mr. Kurz.  Presidential Life operates in a highly regulated environment under New York State insurance law, and the Independent Committee was required to treat the discovery of Mr. Kurz’s behavior with the utmost seriousness.  Consistent with its improved corporate governance standards, the Independent Committee formed a special committee and retained independent counsel to thoroughly investigate the matter and voluntarily informed the New York State Insurance Department ("NYSID").  Actions taken by Mr. Kurz and by the Kurz Family Foundation, the operations of which are under the day-to-day authority of Mr. Kurz, are directly relevant to stockholders who must evaluate whether Mr. Kurz deserves their trust and whether he could possibly be suited to be the principal steward of Presidential Life.

1The Independent Committee is comprised of all seven independent directors of Presidential Life, including four who have experienced serving with Mr. Kurz.  The Board appointed all seven independent directors of the Company to the Independent Committee and delegated to it the authority to respond to Mr. Kurz’s consent solicitation.

The investigation into the tax returns for the Kurz Family Foundation, which holds approximately 20.8% of the Company’s outstanding common stock, and of which Mr. Kurz is a director, revealed that Mr. Kurz engaged in a pattern of apparent self-dealing and use of charitable assets for noncharitable personal expenses.  Specifically, the investigation revealed that Mr. Kurz was using Foundation money to make excessive payments to the Foundation’s directors (most of whom are family members) and to pay for, among other things, personal medical expenses (including personal caretakers and individual doctors), other personal expenses (including meals, utilities bills and legal bills of counsel who is representing Mr. Kurz in connection with the consent solicitation), tuition for at least one family member and for friends and children or grandchildren of friends, and questionable consulting fees to family members and friends.

Since the Company publicly revealed this discovery, it obtained a copy of the recently filed 2008 tax return of the Foundation, which discloses "potential noncompliance with various sections of the Internal Revenue Code, including Sections 4941 [taxes on self-dealing], 4943 [taxes on excess business holdings] and 4945 [taxes on taxable expenditures]."  Interestingly, in this 2008 return, which Mr. Kurz signed, Mr. Kurz claimed to have spent 40 hours a week performing his duties as a director of the Foundation, all while he was still in place as CEO of Presidential Life and receiving compensation of more than half a million dollars from the Company.

Mr. Kurz’s efforts to minimize the significance of these tax irregularities and to downplay the seriousness of the investigation launched by the New York State Insurance Department are self-serving and disingenuous.  The NYSID has jurisdiction over the Company's operating subsidiary, Presidential Life Insurance Company (the "Subsidiary"), and persons controlling the Subsidiary.  Subpoenas have been issued by the NYSID to both Mr. Kurz personally and to the Foundation.  Clearly, the NYSID is concerned about the behavior exhibited by Mr. Kurz in the affairs of the Foundation and how it impacts the trustworthiness required of individuals controlling New York regulated insurance companies.

MR. KURZ’S CLAIMED “FRUGALITY” APPARENTLY DOES NOT APPLY TO HIS OWN USE
OF COMPANY FUNDS

Mr. Kurz would have you believe that he is committed to frugality and cost control as a means of enhancing stockholder value.  However, you should be aware that:

•
Mr. Kurz collected $569,710 in cash compensation from the Company in 2008.  Having demanded that his salary remain unchanged even after he stepped down as CEO, he continues to be the highest-paid individual at Presidential Life, being paid even more than his successor, Donald Barnes.

•
As part of the succession plan, Mr. Kurz had demanded that he keep an office at the Company headquarters and secretarial support at no cost to himself.  Mr. Kurz neglects to tell you that he refused to vacate the room that historically had been the CEO office when Mr. Barnes succeeded him as CEO, necessitating the creation of a new office for Mr. Barnes.  In addition, Mr. Kurz is the only employee provided a Company car, which he has kept under the continuation of benefits he demanded as part of the succession plan.  Since Mr. Kurz is no longer able to drive himself due to his advanced age, his son has the benefit of the Mercedes.

•	And Mr. Kurz abused the Company’s healthcare plan by enrolling non-employees, namely, his daughter, members of his extended family, his personal aide and his wife’s personal health care provider.

Finally, at the same time Mr. Kurz complains about the costs the Company has incurred in response to his consent solicitation, he states his intentions to have his slate of directors approve the use of Company money to pay his own solicitation costs — without even seeking the approval of stockholders.  Mr. Kurz’s claimed commitment to “frugality” clearly does not apply to Mr. Kurz himself!

DON’T ALLOW MR. KURZ’S PERSONAL WHIMS TO DISRUPT THE COMPANY’S
MOMENTUM

Since Mr. Kurz agreed to relinquish the CEO position in April 2008, the Company under the direction of the Independent Committee, has committed itself to growing the business and enhancing corporate governance practices.  To this end, the management team and the Board have developed the Company’s first-ever strategic plan, diversified the business into new profitable lines, appointed five new independent directors to the Board and appointed a lead independent director.  These initiatives and progress to date are detailed in a presentation filed with the SEC on December 15, 2009, a copy of which is available at www.presidentiallife.com/consentrevocation.

We believe that Mr. Kurz’s campaign to regain power is a self-dealing and expensive distraction that represents an indirect attack on all other stockholders.  The Independent Committee is determined to protect the Company and see that it is run in the interest of ALL stockholders.  We urge you not to allow Mr. Kurz’s frustration at no longer being in charge jeopardize the value of your investment.  Please sign, date and return your GOLD Consent Revocation Card today.  Please do not return any White consent card you may receive from Mr. Kurz.

Thank you for your support,

William M. Trust, Jr.
Lead Independent Director

YOUR SUPPORT IS IMPORTANT!

Please sign, date and return your GOLD consent Revocation Card today.

Remember, we urge you NOT to return any White consent card
you may receive from Mr. Kurz, the former CEO.

If you have any questions about how to execute your Consent Revocation Card,
Please call the firm assisting us with the solicitation:

INNISFREE M&A INCORPORATED
Toll-Free at 888-750-5834